UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2004

APPLIED MICRO CIRCUITS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23193	94-2586591
(Commission File No.)	(IRS Employer Identification No.)

6290 Sequence Drive

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 450-9333

Item 5. Other Events

On April 1, 2004, a wholly owned subsidiary of Applied Micro Circuits Corporation, a Delaware corporation (“AMCC”), merged with and into 3ware, Inc., a California corporation (“3ware”), with 3ware being the surviving company. Upon consummation of the merger, 3ware became a wholly owned subsidiary of AMCC. The merger was completed under the terms of an Agreement and Plan of Merger, dated as of March 1, 2004, by and among AMCC, 3ware and Albacore Acquisition, Inc., a California corporation and a wholly owned subsidiary of AMCC (the “Merger Agreement”). In the merger, each outstanding share of 3ware common stock was converted into the right to receive an initial payment of $40.57 in cash, without interest. Pursuant to the Merger Agreement, up to an additional $4.68 in cash per each outstanding share of 3ware common stock may be paid by AMCC after the first-year anniversary of the closing date, to the extent that the funds held in escrow are not subject to any valid indemnification claims. Additionally, in connection with the merger, AMCC assumed all outstanding stock options issued pursuant to 3ware’s stock option plans, which became options to purchase shares of AMCC common stock. The total purchase price (including the value of assumed options and transaction costs) paid by AMCC in the transaction was approximately $170 million and was paid out of AMCC’s general corporate funds.

3ware is a provider of enterprise storage connectivity products. AMCC intends to continue 3ware’s business and to integrate it with AMCC’s operations.

On April 1, 2004, AMCC issued a press release in connection with the closing of the merger. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.

Not Required.

(b)	Pro Forma Financial Information.

Not Required.

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(c)	Exhibits

99.1	Press Release, dated April 1, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MICRO CIRCUITS CORPORATION

Dated: April 13, 2004	By:	/s/ Stephen M. Smith
Stephen M. Smith
Senior Vice President Finance, Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer

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Exhibit Index

Exhibit Number	Exhibit Title

99.1	Press Release, dated April 1, 2004.

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